Exhibit 23.2

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-208053 and 333-283124) of our report dated June 27, 2024, with respect to the financial statements of Community Trust Bancorp, Inc. Savings Plan included in this Annual Report on Form 11-K for the year ended December 31, 2023.
/s/ Forvis Mazars, LLP
Louisville, Kentucky
June 27, 2025